CONSULTING AGREEMENT   04/30/2004

    THIS CONSULTING AGREEMENT is made and entered into as of this 30th day of April, 2004 by and between REDWOOD ENTERTAINMENT GROUP, INC., hereinafter referred to as" Company", with its principal place of business at Los Angeles Center Studios 1201 W. 5th Street, Suite F-80, Los Angeles, California 90017 and, Mario Procopio, with his place of business at 11422 Kathy Lane, Garden Grove, California 92840 hereinafter referred to as "Consultant".

RECITALS

    WHEREAS, the Company desires to continue the consulting services of the Consultant in the areas of Corporate Image Advertising, Business
Development, and Business Strategy for the Company (the "Services") in connection with the Company's business, namely, Entertainment (the "Business");

    WHEREAS, in consideration for Services, the Company shall issue its common stock that shall be registered stock upon the terms and conditions hereafter set forth.

    NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1. Engagement. The Company hereby retains and engages Consultant to perform the following consulting services (the "Services");

    1. 1 Duties of Consultant. The Consultant will provide such services and advice to the Company so as in raising equity capital, and advising the Company in business development, business strategy and corporate image. It is also understood that the consultant shall undertake such services under the direction of the president for the company.

    2. The Consultant shall not have the power of authority to bind the Company to any transaction without the Company's written consent.

    3. Consideration. Company and Consultant agree that Consultant shall receive from the Company a fee of Ten percent (10%) of the money received for shares of Company's restricted stock. This agreement is for no less than obtaining $10,000 of stock sold at the board-approved price. Ex; every $10,000 raised pays out $1,000 to the Consultant (Mario Procopio). The Consultant is deemed an independent contractor and will pay his own taxes or he may rescind his compensation and have the company directly donate the proceeds to any charitable organization or foundation. No shares of stock are given to the Consultant for this particular contract unless otherwise renegotiated and overall renegotiation may be entered into every 90 days. This contract will remain in effect unless otherwise renegotiated or replaced. The Company shall file within five (5) days of the execution of this Agreement a registration statement on SEC forms covering such issuance if stock is distributed.

    4. Term. This Agreement shall be effective for a term of three (3) months starting from the date first written above unless sooner terminated upon mutual written agreement of the parties hereto.

   5. Expenses. Consultant shall bear her out-of-pocket costs and expenses incident to performing the Consulting Services, with a right of reimbursement from the Company if such expenses are pre-approved by the Company.

   6. Consultants Liability. In the absence of gross negligence or willful misconduct on the part of the Consultant or the Consultant's breach of any terms of this Agreement, the Consultant shall not be liable to the Company or to any officer, director, employee, stockholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. Except in those cases where the gross negligence or willful misconduct of the Consultant or the breach by the Consultant of any terms of this Agreement is alleged and proven, the Company agrees to defend, indemnify, and hold the Consultant harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in the defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in any connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of the Company, made by the Consultant without the prior approval or authorization of the Company.

    7. Company's Liability. The Consultant agrees to defend, indemnify, and hold the Company harmless from an against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in defense of the Company) which may in any way result pursuant to its gross negligence or willful misconduct or in any connection with any actions taken or statements made, on behalf of the Company, without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

    8. Representations. The Consultant makes the following representations:

   a. Consultant has no prior or existing legally binding obligations that are in conflict with its entering into this Agreement;

   b. Consultant shall not offer or make payment of any consideration to brokers, dealers, or others for purposes of inducing the purchase, making of a market or recommendation for the purchase of the Company's securities;

   c. Consultant is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities commission;

   d. Consultants activities and operations fully comply with now and

a. The Company is in good standing in its state of incorporation;

b. The Company and its senior management are not aware of any materially adverse events not previously disclosed in the Company's annual and quarterly reports with the Securities and Exchange Commission.

    10. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof. This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.

    11. Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, nor shall any waiver constitute a continuing wavier. No waiver shall be binding unless executed in writing by the party making the waiver.

    12. Assignment and Binding Effect. This Agreement and the rights hereunder may not be assigned by the parties (except by operation of law or merger) and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

    13. Notices. Any notice or other communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed at the following locations:

   Company: REDWOOD ENTERTAINMENT GROUP, INC. @ Los Angeles Center Studios 1201 West 5th Street, F-80 Los Angeles, California 90017

Consultant: Mario Procopio - 11422 Kathy Lane, Garden Grove, California
92840

Will comply with in the future all applicable state and federal securities laws and regulations;

    e. Consultant understands that, as a result of its services, it may come to possess material non-public information about the Company, and that it has implemented internal control procedures designed to reasonably to insure that it and none of its employees, agents, Consultant or affiliates, trade in the securities of Company companies while in possession of material non-public information;

     f. During the term of this Agreement and for a period of two year's thereafter, the Consultant shall treat as the Company's confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the proprietary technical information of the Company as well as business and financial information related thereto (the "Confidential Information"). Notwithstanding the foregoing, "Confidential Information" shall not include and the provisions of this Agreement will not apply to any information disclosed by the Company and/or Consultant (1) if such information is demonstrated to be generally available to the public at the time of disclosure to the Consultant; (2) after the time, if any, that such information becomes generally available to the public without any breach by Consultant; (3) was already in the Consultant's possession at the time of disclosure to the Consultant (whether such time of disclosure is before or after the date hereof); (4) is developed by the Consultant independently of the Services; or (5) was lawfully received by the Consultant from a third party without restriction as to disclosure or use.

    g- The Consultant shall use the same effort to maintain the confidentiality of the Company's confidential and proprietary information as he would his own and shall maintain in strict confidence and shall not disclose at any time, without the prior written consent of the Company, any of the Confidential Information to any other person or entity, unless such information has entered the public domain through lawful means, without violation of this Agreement, or pursuant to requirements of law or court order.

9. The Company makes the following representations:

REDWOOD ENTERTAINMENT GROUP, INC. @ Los Angeles Center Studios 1201 West 5th Street, F-80 Los Angeles, California 90017

Mario Procopio - 11422 Kathy Lane, Garden Grove, California 92840

    Or at such other location as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or other communication shall be deemed to be given on the date of receipt.

    14. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement.

    15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to conflicts of laws.

    16. Headings. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

    17. Further Acts. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

    18. Acknowledgment Concerning Counsel. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

    19. Independent Contractor Status. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

    20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above. It is also understood that the consultant shall undertake such services under the direction of the president for the company.



Redwood Entertainment Group, Inc.

BY: ______________________________4-30-2004
Brian R. Davis, President



_________________________________4-30-2004
Mario Procopio
Consultant


     CONTRACT WITH CONSULTANT RENDERING SERVICES TO THE REALIZED AND/OR
                           PROSPECTIVE INVESTORS


1. THE RESPONSIBILITY OF THE RDWE.OB AUTHORIZED CONSULTANT SHALL BE;

To communicate with the shareholders on a regular basis and to service their needs. The undersigned Investor has been given the unrestricted opportunity to ask questions of, and receive answers from the Company, or persons acting on its behalf, concerning the terms and conditions of, and all other matters relating to the offering, and has been given the unrestricted opportunity to obtain such additional information with respect to the exchange as he / she has desired, including, but not limited to, any additional information necessary to verify the accuracy of any and all information set forth from the Company RDWE.OB.

2. PAYMENT TO THE CONSULTANT (MARIO PROCOPIO) SHALL BE $2,500.oo A MONTH BASED ON SHAREHOLDER / CLIENT SERVICES IN THAT MONTH. IF NO SERVICES ARE RENDERED THAN THE MONTHLY PAY OUT MAY BE LESS OR EVEN ZERO PAY. A 1099 SHALL BE GIVEN FOR THE INCOME DISTRIBUTED.


INDEPENDENT CONTRACTOR STATUS. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

COUNTERPARTS. This AGREEMENT MAY BE EXECUTED simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above. It is also understood that the consultant shall undertake such services under the direction of the president for the company.

Redwood Entertainment Group, Inc.

BY: ______________________________4-30-2004
Brian R. Davis, President


_________________________________4-30-2004
Mario Procopio
Consultant